FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Thompson        Evan               C     |    Symbol
(Last)         (First)          (Middle) |
                                         |    Chris-Craft Industries, Inc.
    132 South Rodoeo Drive, 4th Floor    |    (CCN)
              (Street)                   | ------------------------------------
                                         | 3. IRS or Social Security Number of
Beverly Hills   CA                90212  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/98                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
        Executive Vice President    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D) or   Beneficial
                                                               of (D) (Instr.      Owned at End        Indirect (I)    Ownership
                                             Code   V           3,4, and 5)        of Month            (Instr. 4)      (Instr. 4)
                                                                                   (Instr. 3 and 4)
                                                            Amount    (A)  Price
                                                                       or
                                                                      (D)
Common Stock              12/31/98           G      V       7,000          --       448,369            D
                                                                                     74,168            I*              By trust*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
                                                                           or Disposed        (Month/Day/Year)
                                                                           (D) (Instr.3,
                                                                           4 and 5)
                                                                          (A)      (D)        Date      Expiration

7.Title and              8.Price of             9.Number of            10.Ownership        11.Nature
  Amount of                Derivative             Derivative              Form of             of
  Underlying               Security               Securities              Derivative          Indirect
  Securities               (Instr. 5)             Beneficially            Security:           Beneficial
  (Instr.3                                        Owned at End            Direct (D)          Ownership
  and 4)                                          of Month                or                  (Instr.4)
                                                  (Instr.4)               Indirect (I)
                                                                          (Instr.4)
Title          Number
               of Shares

Explanation of Responses:

* Held in issuer's stock purchase plan as of November 30, 1998

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.





 /s/ Evan C Thompson                         February 4, 1999
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date